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                                                                   EXHIBIT 10.2

                            REVENUE SHARING AGREEMENT

      This Revenue Sharing Agreement ("this Agreement") is entered into as of the 31st day of December, 1996, by and between OptiMark Technologies, Inc., a Delaware corporation (the "Company"), and the Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation ("CBOE").

      1. DEFINITIONS. For purposes of this Agreement, in addition to terms defined elsewhere herein, the following terms shall have the indicated meanings:

         (a) "Equity Options Commencement Date" means the first day on which the Exchange has made OptiMark-Securities Available with respect to equity options classes representing at least eighty percent (80%) of the average daily contract volume of all equity options classes, excluding FLEX equity options from the calculation, measured over the then most recent six complete calendar months.

         (b) "Exchange" means the registered national securities exchange operated by CBOE.

         (c) "Flex Options Commencement Date" means the first day on which the Exchange has made OptiMark-Securities Available with respect to FLEX options classes representing at least eighty percent (80%) of the average daily contract volume of all FLEX options classes, measured over the then most recent six complete calendar months.

         (d) "Gross Revenues" of the Company means the gross revenues of the Company (including, for this purpose, the Company's allocable share of the gross revenues of any consolidated or majority-owned subsidiaries and any other controlled entities) from all sources, determined in accordance with generally accepted accounting principles consistently applied.

         (e) "Index Options Commencement Date" means the first day on which the Exchange has made OptiMark-Securities Available with respect to index options classes representing at least eighty percent (80%) of the average daily contract volume of all index options classes, excluding FLEX index options from the calculation, measured over the then most recent six complete calendar months.

         (f) "Made Available", "Making Available" and like terms, as applied to OptiMark-Securities and the Exchange, means that the necessary communication links between OptiMark-Securities and the relevant systems of the Exchange have been established such that persons wishing to utilize OptiMark-Securities as a facility of the Exchange may do so.

         (g) "OptiMark-Securities" means the market structuring technology and related software which is generally described in Exhibit A hereto, including all derivatives, releases and subsequent versions of such technology and software, regardless of platform or operating media.



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         (h) "Warrant" means the Common Stock Purchase Warrant of even date issued by the Company in favor of CBOE.

         (i) "Warrant Expiration Date" shall have the meaning provided in the Warrant.

      2. ESTABLISHMENT, CREDITS AND DEBITS TO REVENUE ACCRUAL ACCOUNT. The Company hereby establishes an internal account called the "CBOE Revenue Accrual Account". The initial balance in the CBOE Revenue Accrual Account shall be zero. At the end of each complete calendar month from and after the date of this Agreement through December 31, 2005, the CBOE Revenue Accrual Account shall be credited with (increased by) one and one-half percent (1.5%) of all Gross Revenues of the Company for that month, up to an aggregate maximum amount of credits equal to Two Million Two Hundred Fifty Thousand Dollars (US $2,250,000). All payments from the CBOE Revenue Accrual Account under Section 3 below shall be debited (subtracted) from the CBOE Revenue Accrual Account. The CBOE Revenue Accrual Account shall not bear interest.

      3. DISTRIBUTIONS.

         (a)      Amount.

                  (i) Promptly following the end of the calendar quarter during which occurs the Equity Options Commencement Date (if any), the Company shall pay to CBOE the lesser of (A) an amount equal to the balance in the CBOE Revenue Accrual Account as of the end of such quarter, or (B) $900,000. If the payment to CBOE under the foregoing sentence is less than $900,000, the Company shall continue to make payments to CBOE promptly following the end of each complete calendar quarter thereafter, in an amount equal to the balance of the CBOE Revenue Accrual Account as of the end of such quarter , until the earliest to occur of (I) the Warrant Expiration Date, (II) the date on which all payments to CBOE under this paragraph (i) have totaled $900,000, or (III) the date (if any) on which CBOE unilaterally and permanently withdraws OptiMark-Securities from Availability through the Exchange with respect to twenty percent (20%) or more of the average daily contract volume of all equity options classes, excluding FLEX equity options from the calculation, measured over the then most recent six complete calendar months.

                  (ii) Promptly following the end of the calendar quarter during which occurs the Index Options Commencement Date (if any), the Company shall pay to CBOE the lesser of (A) an amount equal to the balance in the CBOE Revenue Accrual Account as of the end of such quarter, or (B) $900,000. If the payment to CBOE under the foregoing sentence is less than $900,000, the Company shall continue to make payments to CBOE promptly following the end of each complete calendar quarter thereafter, in an amount equal to the balance of the CBOE Revenue Accrual Account as of the end of such quarter, until the earliest to occur of (I) the Warrant Expiration Date, (II) the date on which all payments to CBOE under this paragraph (ii) have totaled $900,000, or (III) the



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date (if any) on which CBOE unilaterally and permanently withdraws
OptiMark-Securities from Availability through the Exchange with respect to twenty percent (20%) or more of the average daily contract volume of all FLEX options classes, measured over the then most recent six complete calendar months.

                  (iii) Promptly following the end of the calendar quarter during which occurs the Flex Options Commencement Date (if any), the Company shall pay to CBOE the lesser of (A) an amount equal to the balance in the CBOE Revenue Accrual Account as of the end of such quarter, or (B) $450,000. If the payment to CBOE under the foregoing sentence is less than $450,000, the Company shall continue to make payments to CBOE promptly following the end of each complete calendar quarter thereafter, in an amount equal to the balance of the CBOE Revenue Accrual Account as of the end of such quarter, until the earliest to occur of (I) the Warrant Expiration Date, (II) the date on which all payments to CBOE under this paragraph (iii) have totaled $450,000, or (III) the date (if any) on which CBOE unilaterally and permanently withdraws OptiMark-Securities from Availability through the Exchange with respect to twenty percent (20%) or more of the average daily contract volume of all index options classes, excluding FLEX index options from the calculation, measured over the then most recent six complete calendar months.

         (b) Allocation. In the event that, at the time the Company is required to make a payment to CBOE under paragraph 3(a) above, CBOE is eligible to receive payments under more than one sub-paragraph of paragraph 3(a), to the extent possible the payment shall be allocated equally among all two or three eligible categories in respect of which OptiMark-Securities has been made Available, up to the respective cap amount for each such category.

      4. REVENUE STATEMENT. Within twenty (20) days following request by CBOE from time to time, the Company shall deliver to CBOE a written statement, certified by the Chief Financial Officer of the Company to be accurate and complete, attesting to: (i) the total Gross Revenues of the Company from and after the date of this Agreement through and including the end of the most recent calendar month, and (ii) the then-current balance in the CBOE Revenue Accrual Account, if any (a "Revenue Statement"). The Company shall maintain, at its executive offices, books of account concerning Gross Revenues and credits and debits to the CBOE Revenue Accrual Account under this Agreement. Such books of account shall be maintained in accordance with generally accepted accounting principles consistently applied and shall be consistent with the general ledger of the Company. CBOE, or a certified public accountant on CBOE's behalf may, at CBOE's sole expense, examine such books of account solely for the purpose of verifying the accuracy thereof. Such examination may take place during normal business hours, upon reasonable advance written notice, and not more than twice per year; provided, however, that if any such examination of the Company's books of account reveals a discrepancy to CBOE's detriment of more than five percent (5%) in the CBOE Revenue Accrual Account, then (x) the Company shall pay or reimburse CBOE for the auditing expenses incurred in connection with such examination, and (y) CBOE shall be entitled thereafter



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to examine the Company's books of account for such purpose at any time and the
Company shall pay the costs of each such examination.

      5. DISCLAIMER. The Company acknowledges that, notwithstanding any implication in this Agreement to the contrary, CBOE shall have the unilateral right at any and all times to temporarily or permanently cease to make OptiMark-Securities Available through the Exchange with respect to any class, or all classes, of options upon notice to the Company.

      6. TERMINATION. This Agreement and the Company's obligation to make payments hereunder shall terminate upon the first to occur of (i) the date on which the maximum amounts required to be paid under all sub-paragraphs of paragraph 3(a) above have been paid out, (ii) the date on which CBOE permanently ceases to make OptiMark-Securities Available through the Exchange with respect to all options traded on the Exchange (after having first made OptiMark-Securities Available with respect to any options traded on the Exchange) or (iii) the Warrant Expiration Date. No further payments shall be made to CBOE under this Agreement after the termination of this Agreement.

      7. MISCELLANEOUS.

         (a) Except as provided above to the contrary, each of the parties shall bear their own costs and expenses in connection with this Agreement.

         (b) All notices required or permitted under this Agreement shall be in writing and given by prepaid Federal Express or other nationally recognized overnight delivery service as follows (or to any other addresses which either party subsequently may designate by notice):

                  i)  if to CBOE, to:

                           Chicago Board Options Exchange, Incorporated
                           LaSalle at Van Buren
                           Chicago, IL 60605
                           attn: Richard Du Four

                  ii) If to the Company, to:

                           OptiMark Technologies, Inc.
                           attn:  William A. Lupien
                           530 Main Avenue
                           Durango, CO   81301



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                  with a copy to

                           Ducker, Seawell & Montgomery, P.C.
                           1560 Broadway, Suite 1500
                           Denver, CO, 80202
                           attn: Robert C. Montgomery, Esq.

         (c) This Agreement shall not be assignable by either party except in connection with a merger, consolidation, sale of all or substantially all assets, or analogous transaction in which a third party succeeds to all or substantially all of the business and assumes all or substantially all of the liabilities (including the obligations under this Agreement) of one of the parties hereto. Any non-permitted assignment shall be void ab initio. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

         (d) This Agreement may be executed in several counterparts, all of which taken together shall constitute a single agreement between the parties.

         (e) No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained.

         (f) This Agreement, the Warrant and their Exhibits constitute the entire agreement between the parties with respect to their subject matter, and all prior negotiations, agreements and letters of intent are superseded and merged herein. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced.

         (g) In the event any party hereto initiates any legal action or suit in connection with any dispute concerning the interpretation of this Agreement or the enforcement of any provision hereof, the prevailing party in such action or suit shall be entitled to recover all of its costs of action or suit (including without limitation reasonable attorneys' and expert witness fees) from the other party.

         (h) This Agreement shall for all purposes be construed and enforced in accordance with, and governed by, the laws of the State of Colorado.



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      IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first set forth above.

                              CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

                              By:      /s/   Alger B. Chapman
                              Title:   Chairman

                              OPTIMARK TECHNOLOGIES, INC.

                              By:      /s/   William A. Lupien,
                                       Chief Executive Officer



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                                    EXHIBIT A

                  DEFINITION OF OPTIMARK-SECURITIES (fka MJTX)

      OptiMark-Securities (the "Service") describes a service to be implemented and offered by OptiMark Technologies, Inc. or its Affiliates (the "Company"). The Service will incorporate a market mechanism developed and owned by the Company and with regard to which patents are pending. The market mechanism features two innovations: 1) an anonymous and non-disclosed representation of trading desire in terms of a "satisfaction profile", which may be thought of as a normalized bivariate (extendible to multivariate) utility function in price/size space; and 2) a means of optimizing the sequential allocation of trades between buyers and sellers at different prices and sizes based upon a measure of "mutual satisfaction."

      The Service will be accessible via TCP/IP network protocols, and access to the transaction facility will be via network providers of the users' choice that might include, for example, Dow Jones Telerate, Bridge or IBM. Users will send profiles to a computer facility operated by the Company, where they will be processed using software incorporating the Company's proprietary algorithms. The Company will also provide application programming interfaces to network providers.

      At the user's site, the Service will include a sophisticated graphical user interface initially running under Microsoft Windows (3.1 through 95), OS/2 or UNIX to simplify and enhance the customers' ability to define and enter profiles. At the central site, the Service will include a computer to computer interface (CTCI) for receiving computer-generated profiles. The Service will process quotation feeds from third parties, including the real-time feeds available from the Consolidated Quotation Service ("CQS"), the Options Price Reporting Authority ("OPRA"), and the National Association of Securities Dealers Automated Quotation Service ("NASDAQ").